Exhibit:  AIVN Press Release date May 2, 2012

AIVN Acquires 704 Acre Golden Eagle Patented Clains

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Appoints Tucker White, President

Beatty, NV – (Marketwire-05/02/21012) -American International Ventures, Inc. . (AIVN.OB - News) (AIVN.OB - News) announced today that they entered into a contract to acquire the 704 acre parcel known as the Patented Golden Eagle Placers Extension from Mr. & Mrs. Tucker White, of Yerington, Nevada  for 2 Million shares of AIVN rule 144 common stock and a Note in the amount of $100,000.00. Escrow closes on June 1, 2012 or sooner.

Jack Wagenti, CEO and Chairman of AIVN stated: “this was the final step in the consolidation of past producing gold & silver mines in Nevada and completes our mining property portfolio of proven producers”.  Tucker White who was instrumental in combining the lodes with the placer claims creating a 1000 acre mining project in Winnemucca, NV, stated: “I know this combination of properties and people working together are going to make Nevada mining history”.  Mr. White was appointed by the AIVN board of directors as President and put in charge of the Golden Eagle Mines simultaneously with the acquisition. Mr. White will begin site preparation and camp setup on May 10, 2012. Mining operations are scheduled to begin June 1, 2012. The property included water rights.

Mr, Tucker White

Mr. Tucker White, (37) after fifteen (15) years of mining in California and then Nevada, leased the Dun Glen Mine near Winnemucca, Nevada in 2009, and during the permitting process, United Resource Holdings Group (URGH) a publicly traded company purchased the Dun Glen Mine from Mr. White in 2011, for 3.8 million common shares of stock. After that transaction Mr. White, setup a processing mill and began extracting ore from his other claims in Nevada.

Mr. White acquired 704 acres of patented claims in 2011, which are just south of the Golden Eagle Mine. Mr. White was instrumental in AIVN’s acquisition of the Golden Eagle when deciding he wanted to become larger than just a medium size placer operation and joined forces with American International Ventures, Inc., as President of AIVN, contemporaneously selling the 704 acres of patented claims to AIVN, in order to run the operation of the combined 1000 acres and the development of a world class gold and silver operation at the Golden Eagle Mine and placer extensions.

About American International Ventures, Inc.

American International Ventures, Inc. (AIVN) focus is gold and silver exploration and ore extraction, operating in Nevada through Placer Gold Prospecting, Inc., its wholly owned subsidiary. The Company focuses on gold and base mineral resource properties that have historically produced gold and silver until 1942 when all gold production in the United States was halted due to World War II. AIVN currently owns 11 mines in Nevada.

Cautionary Note Regarding Forward-Looking Statements and Information concerning mineral resources. This press release contains forward-looking statements and forward-looking information (collectively, "forward-looking statements") within the meaning of applicable Canadian and US securities legislation. All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated content, commencement and cost of mining programs, anticipated exploration and metallurgical test program results, the discovery and delineation of mineral deposits/resources/reserves, the potential for any mining or production at Golden Eagle Mineral are to be considered forward-looking statements.  Except as required by the Federal Securities law, AIVN does not undertake any obligation to revise or update any forward-looking statements contained herein after the date hereof.

AIVN Contact:
Jack Wagenti, Chairman Phone: 813-260-2866 E-mail: jackwagenti@aivn.com Website: http://www.aivn.co	IR/Princeton Reasearch Michael King Phone: 702-650-3000 E-Mail: mike@princetonresearch.com Website: www.princetonresearch.com